                                                                    EXHIBIT 3.1
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                         HIGH SPEED NET SOLUTIONS, INC.

         (Pursuant to Sections 607.001, 607.1003, and 607.1007 of the Business
Corporation Act of the State of Florida)

         High Speed Net Solutions, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

         1. The name of the corporation is High Speed Net Solutions, Inc. The
Certificate of Incorporation of the Corporation was originally filed with the
Secretary of State of the State of Florida on May 10, 1984. The Certificate of
Incorporation of the Corporation was amended by filing a Certificate of
Amendment of the Certificate of Incorporation of the Corporation with the
Secretary of State of the State of Florida on:

                  (a) July 21, 1998; changing the authorized capital stock from
5,000 shares of common stock to 50,000,000 shares of common stock; removing preemptive rights granted in the original charter; and making certain other changes.

                  (b) September 2, 1998; changing the name of the Corporation to
zzap.net, Inc.; and authorizing 5,000,000 shares of Series A Convertible
Preferred Stock with various associated rights, of which no shares are issued and outstanding and of which the Corporation has never issued any shares.

                  (c) December 29, 1998; changing the name of the Corporation to
High Speed Net Solutions, Inc.

         2. Pursuant to Sections 607.1003 and 607.1007 of the Business
Corporation Act of the State of Florida, this Restated Certificate of
Incorporation restates and integrates and further amends the provisions of the
Corporation's Certificate of Incorporation.

         3. This Restated Certificate of Incorporation amends the provisions of the Certificate of Incorporation of the Corporation in the following manner:

                  (a) Change the address of the registered office of the
Corporation.

                  (b) Modify the rights and privileges of the Series A
Convertible Preferred Stock by removing the rights and privileges granted in the earlier amendment and specifying, pursuant to Section 607.0602 of the Business
Corporation Act of the State of Florida, that the Board of Directors may determine, in whole or in part, the preferences, limitations, and relative rights, within the limits of state law, of the Series A Convertible Preferred
Stock.

                  (c) Modify the pre-existing article concerning the "Liability and Indemnification of Directors and Officers" to more concretely state the
Corporations' provisions of such.

                  (d) Modify the pre-existing article concerning contracts
entered into between the Corporation and an officer and/or director to acknowledge that state law may proscribe a different treatment for such contracts.

         4. The terms and provisions of this Restated Certificate of
Incorporation have been duly approved by written consent of the stockholders of the Corporation pursuant to Section 607.0704 of the Business Corporation Act of
the State of Florida, and notice of these actions taken by written consent of the stockholders has been duly given to non-consenting stockholders pursuant to such Section.

         5. The text of the Amended and Restated Certificate of Incorporation
reads in its entirety as follows:

                                    ARTICLE I
                                 CORPORATE NAME

         The Name of the Corporation is High Speed Net Solutions, Inc.

                                   ARTICLE II
                                     PURPOSE

         The company shall be organized for any and all purposes authorized under the laws of the State of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

                                 PREFERRED STOCK

         Subject to the provisions of this ARTICLE IV, and these Articles of
Incorporation, shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The Board of

Directors is authorized to determine or alter the designations, voting powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions on such rights, as the Board of Directors may authorize by resolutions duly adopted prior to the issuance of any shares of a series of preferred stock, including, but not limited to: (a)
the distinctive designation of each series and the number of shares that will constitute such series (except that any decrease in the number of shares constituting such series shall not be below the number of shares of such series then outstanding); (b) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share; (c) the dividend rate, if any dividends are to be paid, on the shares of any such series, any restrictions, limitations, or conditions upon the payment of such dividends, whether such dividends shall be cumulative, and the dates on which such dividends are payable; (d) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (e) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (f) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or the distribution of its assets; and (g) the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares are convertible into or exchangeable for other capital stock of the Corporation, if such shares are convertible or exchangeable.

                                    ARTICLE V
                                PLACE OF BUSINESS

         The address of the principal place of Business of this Corporation in the State of Florida shall be 1201 Hays Street, Tallahassee, FL 32301. The Board of Directors may at any time and from time to time move the principal office of this Corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of
Directors. The number of such directors shall not be less than one (1) and subject to such minimum may be increased or decreased from time to time in the manner provided in the By-laws.

         Notwithstanding the foregoing, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal, and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE IV applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE VI unless otherwise provided therein.

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the corporation except to the extent such right has been or may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                              AMENDMENT OF BY-LAWS

         Anything in these Articles of Incorporation, the By-laws, or the
Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the corporation except by a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1. INSPECTION OF BOOKS. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         9.2. CONTROL SHARE ACQUISITION. The provisions relating to any control share acquisition as contained in Florida statutes now or hereinafter amended, and any successor provision shall not apply to the Corporation.

         9.3.  QUORUM.  The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a
quorum.

         9.4. REQUIRED VOTE. Acts of Shareholders  shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         10.1 SCOPE OF AUTHORITY.  The  Corporation  shall indemnify each of the
Corporation's directors and officers in each and every situation where, under
Section 607.0850 of the Florida Business Corporation Act, or any successor provision of such Act (the "Indemnity Section"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to the Indemnity Section to the extent the Board of
Directors deems advisable, as permitted by the Indemnity Section. The
Corporation shall promptly make or cause to be made any determination required to be made pursuant to the Indemnity Section.

         10.2. LIMITATIONS ON CERTAIN PERSONAL LIABILITY. No person shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders;
(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under the Indemnity Section of the
Florida Business Corporation Act; or (d) for any transaction from which the director derived an improper personal benefit.

                                   ARTICLE XI
                                    CONTRACTS

         Subject to the limitation of state law, no contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at sometime in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

           (The remainder of this page is left intentionally blank.)

         IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be executed in its name and on its behalf by its President and attested to by its Secretary this 31st day of
January, 2000, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                          HIGH SPEED NET SOLUTIONS, INC.
[CORPORATE SEAL]
                                          By:  /s/ Andrew Fox
ATTEST:                                        Andrew Fox, Acting President
By:    /s/ Alan Kleinmaier
       Alan Kleinmaier, Secretary